FWP 1 dfwp.htm RELATING TO PROSPECTUS SUPPLEMENT DATED June 23, 2011
Free Writing Prospectus (FWP)
Filed pursuant to Rule 433
Registration No. 333-112298
Relating to Prospectus Supplement dated June 23, 2011

HYDRO-QUÉBEC
Final Term Sheet
US$1,000,000,000

2.000% Global Notes Series JO due June 30, 2016
Guaranteed Irrevocably and Unconditionally by
Québec

Issuer:	Hydro-Québec
Guarantor:	Québec
Expected Ratings:	Aa2/A+
Title:	2.000% Bonds, Series JO, due June 30, 2016
Format:	SEC Registered Global Offering
Ranking:	Direct, unconditional and unsecured debt
Size:	U.S.$1,000,000,000
Trade Date:	June 23, 2011
Settlement Date:	June 30, 2011
Maturity:	June 30, 2016
Interest Payment Dates:	June 30 and December 30 of each year
First Interest Payment Date:	December 30, 2011
Spread to Benchmark Treasury:	T+ 55.65 bps
Spread to Mid-Swaps:	+22 bps
Benchmark Treasury:	1.750% due 5/31/2016
UST Spot/Yield:	101-14 / 1.447%
Yield to Maturity:	2.004%
Coupon:	2.000% payable semi-annually
Price:	99.981% plus accrued interest, if any, from June 30, 2011
Day Count:	30/360
Minimum Denominations:	US$1,000 x US$1,000
Joint Lead Managers:	BofA Merrill Lynch HSBC National Bank of Canada Financial RBC Capital Markets
Senior Co-managers:	BMO Capital Markets BNP PARIBAS CIBC Deutsche Bank Securities Scotia Capital

FWP 1 dfwp.htm RELATING TO PROSPECTUS SUPPLEMENT DATED June 23, 2011
Free Writing Prospectus (FWP)
Filed pursuant to Rule 433
Registration No. 333-112298
Relating to Prospectus Supplement dated June 23, 2011

Co-managers:	Casgrain & Company (USA) Limited Desjardins Capital Markets J.P. Morgan Mitsubishi UFJ Securities RBS SOCIETE GENERALE TD Securities UBS Investment Bank
Cusip / ISIN:	448814 JB0 / US448814JB05
Listing and Admission to Trading:	Admission to UKLA’s Official List and to trading on London Stock Exchange’s regulated market may be completed following settlement.
Governing Law:	Québec and Canada
Prospectus and Prospectus Supplement:	Prospectus dated February 2, 2004, and Preliminary Prospectus Supplement dated June 23, 2011
Stabilization:	Reg M/FSA Rules
http://sec.gov/Archives/edgar/data/49448/000119312511171658/d424b3.htm
Legends:	This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free to Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, HSBC Securities (USA) Inc. at 1-866-811-8049, National Bank Financial Inc. at 1-800-636-3675 or RBC Capital Markets, LLC at 1-866-375-6829.

European Economic Area Legends:
If and to the extent that this announcement is communicated in, or the offer of the Notes to which it relates is made in, any EEA Member State that has implemented the Prospectus Directive 2003/71/EC as amended (which includes the amendments by Directive 2010/73/EU to the extent that such amendments have been implemented in a Member State) (a “Relevant Member State”), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive or otherwise in compliance with either Article 3(2)(c) and (e) of the Prospectus Directive or subject to prior written approval of RBC Capital Markets, LLC, Article 3(2)(b) of the Prospectus Directive and must not be acted upon by other persons in that Relevant Member State.

FWP 1 dfwp.htm RELATING TO PROSPECTUS SUPPLEMENT DATED June 23, 2011
Free Writing Prospectus (FWP)
Filed pursuant to Rule 433
Registration No. 333-112298
Relating to Prospectus Supplement dated June 23, 2011

This is not a prospectus under the Prospectus Directive 2003/71/EC (the “Prospectus Directive”) but an advertisement as defined in the Prospectus Directive and investors in the EEA should not subscribe for or purchase Notes once admitted to trading on the London Stock Exchange plc’s (the “London Stock Exchange”) regulated market except on the basis of information in the Listing Prospectus (as defined below). Hydro-Québec intends to file a single prospectus (the “Listing Prospectus”) pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 as amended for the purpose of having the Notes admitted to trading on the London Stock Exchange’s regulated market as soon as possible after closing of this issue. Once approved, the Listing Prospectus will be published in accordance with the Prospectus Directive and investors will be able to view the Listing Prospectus on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/marketnews/market-news-home.html under the name of Hydro-Quebec and the headline “Publication of Prospectus” and investors shall be able to obtain copies without charge from the office of Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB and from the office of the Direction-Financement structuré et documentation financière at Hydro-Québec, at 75 René-Lévesque Boulevard West, Sixth Floor, Montréal, Québec, Canada H2Z 1A4.

This announcement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or in the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.